Exhibit 11
RTW, INC. AND SUBSIDIARY
Statement Regarding Computation of Basic and Diluted Net Income Per Share

	For the three months		For the six months
	ended June 30:		ended June 30:
	2007	2006	2007	2006
Basic weighted average shares outstanding	5,171,005	5,345,665	5,167,629	5,396,825

Stock options:
Options at $10.75	—	621	—	311
Options at $9.95	—	—	—	3
Options at $9.50	—	641	—	482
Options at $8.81	—	6,425	339	5,373
Options at $8.75	—	152	11	129
Options at $6.50	1,570	2,803	1,767	2,528
Options at $6.45	—	—	—	282
Options at $6.18	26,766	54,481	30,725	52,721
Options at $6.00	18,268	29,886	20,097	27,359
Options at $4.50	1,022	2,656	1,262	2,585
Options at $3.80	13,518	16,349	13,988	16,013
Options at $3.13	4,701	5,809	4,819	5,719
Options at $2.60	—	1,908	—	1,885
Options at $2.20	5,552	12,495	5,635	12,373
Options at $2.19	31,177	40,668	31,636	40,328
Options at $1.98	17,259	19,923	17,480	21,762

Diluted weighted average shares outstanding	5,290,838	5,540,482	5,295,388	5,586,678

Net income (000’s)	$818	$1,434	$1,467	$2,488

Net income per share:
Basic income per share	$0.16	$0.27	$0.28	$0.46
Diluted income per share	$0.15	$0.26	$0.28	$0.45